FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity School Street Trust

Fund	Fidelity Intermediate Municipal Income Fund
Trade Date	5/11/2016
Settle Date	6/1/2016
Security Name	AUSTIN TX W&W 5% 11/15/45
CUSIP	052476V21
Price	120.626
Transaction Value	$ 6,031,300.00
Class Size	$ 230,715,000.00
% of Offering	2.167%
Underwriter Purchased From	Ramirez & Co., Inc.
Underwriting Members: (1)	Ramirez & Co., Inc.
Underwriting Members: (2)	Coastal Securities, Inc.
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	Goldman, Sachs & Co.
Underwriting Members: (5)	Morgan Stanley
Underwriting Members: (6)	Raymond James